Exhibit 99.1

AITX’s RAD RIO and ROSA Spotlighted on Cleveland TV Amid Downtown Safety Expansion

Mainstream News Coverage Coincides with Continued Expansion of Downtown Cleveland Security Initiative

Detroit, Michigan, December 29, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that RAD’s RIO™ and ROSA™ security platforms were featured on Cleveland television as part of a News 5 Cleveland segment highlighting the continued expansion of the City’s downtown smart security program. The televised coverage reflects growing public visibility for the initiative as Downtown Cleveland broadens deployment following a successful pilot that officials credit with measurable improvements in safety and crime reduction across key areas of the city.

The News 5 Cleveland segment reported that the downtown security initiative has expanded beyond its initial Public Square deployment and now includes installations across multiple high traffic areas, including Playhouse Square and North Coast Harbor. According to Downtown Cleveland leadership, the program has grown to more than thirty RAD AI-driven security devices integrated with the City’s Real Time Crime Center, following results that include a reported year over year reduction in serious crime within the downtown core and increased pedestrian activity. City officials cited both real world impact and improved perception of safety as key factors driving continued expansion of the program.

“This coverage reflects what happens when AI-powered security is deployed with purpose and accountability,” said Troy McCanna, Chief Security Officer and Chief Revenue Officer of RAD. “The value is not just in detection, but in resolving routine issues before human intervention is required. When cities can address safety concerns early and consistently, it improves outcomes on the ground and strengthens public confidence in shared spaces.”

With continued expansion underway and growing public visibility through mainstream media coverage, RAD views the Cleveland deployment as a working example of how municipalities and district organizations can deploy cost-effective security with speed, accountability, and measurable impact. The Company is actively engaging with additional cities, Business Improvement Districts, and Community Improvement Districts that are interested in connecting with RAD to discuss program design and request demonstrations of its security platforms as part of broader downtown and district safety initiatives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization’s internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association’s (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD’s Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD’s ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com